EXHIBIT 11


                              THACKERAY CORPORATION

                   STATEMENT RE COMPUTATION OF PER SHARE DATA

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 and 2002


                                BASIC AND DILUTED
                                -----------------

                                                                    2004               2003                2002
                                                                    ----               ----                ----

Shares Outstanding during the year                                5,107,401          5,107,401           5,107,401

Net income (loss) attributable to common stock                    $3,156,000         $(383,000)          $(1,349,000)

Net income (loss) per share                                       $0.62              $(0.07)             $(0.26)
                                                                  ======             =======             =======